Exhibit 99.1

Lightwave Logic Prototype Phase Modulator Unveiled at Gilder/Forbes Telecosm Conference

NEWARK, Del., Nov. 12 /PRNewswire-FirstCall/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG - News) a technology company focused on the development of the 'Next Generation Electro-Optic Polymer Material Platform' for applications in high speed fiber-optic telecommunications and optical computing, today announced that Terry Turpin, Lightwave's Optical Computing Guru, introduced Lightwave's new prototype phase modulator to the Gilder/Forbes Telecosm Conference in Tarrytown, New York earlier this week. The Gilder/Forbes Telecosm Conference is an annual event that offers investors, executives, engineers and entrepreneurs an elite analysis of ascending and disruptive technologies affecting management and investment decisions.

Mr. Turpin, who participated in a panel on improving storage and processing with 3D stacks of silicon chips, informed the conference attendees that "Lightwave's material could be spun onto silicon chips prior to stacking and used for input, output, and interconnect due to the stability of Lightwave's electro-optic polymer and Lightwave's recent demonstration that its proprietary Perkinamine material can survive all of the rigors of standard commercial manufacturing processes." Other applications Mr. Turpin discussed with the conference attendees included low cost modulators for fiber optic communications, multi-channel modulators for ultra dense wavelength division multiplex systems, and optical computing. Mr. Turpin remarked "Lightwave's technology is inherently low cost, which is an attractive quality that should assure acceptance in an extremely cost sensitive market." The talk was warmly received and the prototype generated significant interest in Lightwave's technology.

"Powered by Lightwave Logic"

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.